Exhibit 99.1

Financial Report
July - September 2007

Sales: Up 10% to $1,557 million
EBIT: Up 8% to $110 million
Continued strong cash flow

(Stockholm, Oct. 25, 2007) – – – For the three-month period ended September 30, 2007, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported record sales, operating income and cash flow for a third quarter.

Compared to the same quarter 2006, net sales rose by 10% to $1,557 million, mainly due to 6% growth in organic sales. Operating income improved by 8% to $110 million, resulting in an operating margin of 7.1%. Income before tax increased by 3% to $95 million, while reported net income and earnings per share declined by 48% and 45% to $63 million and 81 cents per share, respectively. The third quarter of the previous year was positively impacted by the release of $66 million in certain tax reserves and other discrete tax items. Excluding this effect of  80 cents per share, underlying net income improved by 13% and earnings per share by 19%.

Cash flow from operations amounted to $148 million and before financing activities to $78 million.

For the fourth quarter 2007, sales are expected to increase by approximately 8%. Operating margin is expected to exceed 9.0% compared to 8.5% in the same quarter 2006.

An earnings conference call will be held at 3:00 p.m. (CET) today October 25. To listen in, call (in Europe) +44-207-947-5033 and (in the U.S.) +1-866-432-7186 or access www.autoliv.com under “News/Calendar”.

3rd quarter

Market Overview
During the third quarter 2007, global light vehicle production is estimated by CSM and J.D. Power to have increased by nearly 8% compared to the same quarter 2006. At the beginning of the quarter, global light vehicle production was expected to grow by 7%.

In Europe (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production is estimated to have risen by 8% which was 3 percentage points better than expected. At the beginning of the quarter, light vehicle production in Western Europe was expected to be flat, while it now is reported to have increased by 4%. Light vehicle production in Eastern Europe rose by 20%, as expected.

In North America, which accounts for approximately one quarter of Autoliv’s consolidated revenues, light vehicle production increased by 4%. GM, Ford and Chrysler (“the Detroit 3”) reduced their production by less than 1% compared to an expected increase of 2%, while the Asian and European vehicle manufacturers increased their North American production by almost 13%, as expected.

In Japan, which accounts for one tenth of Autoliv’s consolidated sales, light vehicle production decreased by 1% compared to an expected increase of 1%.

In the Rest of the World (RoW) light vehicle production is estimated to have risen by 16%, primarily due to a 23% increase in China.

Autoliv’s market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems, often in response to new regulations. An important example of such regulation was provided in September when the U.S. National Highway Traffic Safety Administration (NHTSA) released new stringent crash test criteria that will, in effect, mandate head curtain airbags and chest side airbags on all new light vehicles within the next five years.

Consolidated Sales
During the quarter, Autoliv’s consolidated net sales rose by more than 10% to $1,557 million compared to the third quarter 2006. Excluding currency translation effects of 4%, organic sales (i.e. sales excluding currency translation effects, and acquisitions/divestitures) grew by 6%. At the beginning of the quarter, organic sales were anticipated to grow by 4%. However, light vehicle production in Western Europe has been stronger than expected.

Growth in Autoliv’s organic sales of 6% was driven by strong performance in seatbelts, due to the introduction of active seatbelts and higher global light vehicle production. Organic sales were also driven by higher penetration of curtain airbags and other side protection systems into an increasing number of new vehicle models, and by market share gains in safety electronics. Sales grew organically in all regions and particularly for customers such as BMW, Nissan and Mitsubishi. Additionally, sales to the Chinese manufacturers Brilliance-Jinbei and Chery grew the fastest, albeit from low levels.

Sales by Product
Sales of airbag products (including steering wheels and electronics) increased by 8% to $1,002 million, including currency effects of 4%. Organic sales growth of 4% was due to higher penetration rates of curtain airbags (organic sales up 12%) and other side airbags (up 8%) into an increasing number of vehicle models. Increased market share for safety electronics (organic sales up 16%) and steering wheels (up 10%) also contributed to the performance, while sales of frontal airbags declined due to intensive price competition.

Sales of seatbelt products (including seat sub-systems) rose by 15% to $555 million. Excluding currency effects of 6%, organic sales grew by 9% due to the introduction of more sophisticated seatbelt systems and to the strong global light vehicle production.

Sales by Region
Sales from Autoliv’s European companies rose by 12% to $811 million. Excluding currency effects of  8%, sales grew organically by 4%. This increase reflects the introduction of active seatbelts with electric pretensioners and of the demand for seatbelts with pyrotechnic pretensioners. Sales were also affected by the booming vehicle production in Eastern Europe and by Autoliv’s market share gains in steering wheels. Additionally, sales were driven by the introduction of curtain airbags into such models as BMW’s Mini and Clubman; Ford’s Galaxy and Mondeo; Kia’s Cee’d; Mercedes C- and E-class; Nissan’s Qashqai; Peugeot’s 207; Renault’s Laguna 3; Volvo’s C30 and V70 and Volkswagen’s Tiguan. Sales of frontal airbags declined primarily due to pricing pressure from customers.

Sales from Autoliv’s North American companies increased by 2% to $409 million. Sales were driven by the introduction and higher penetration of head curtain airbags (up 23%) and by market share gains in safety electronics (up 20%). Sales of frontal airbags were negatively impacted by pricing pressure and the expiration of certain contracts. Autoliv’s strong performance in curtain airbags was driven by new business for BMW’s X5; Buick’s Enclave; Chevrolet’s Express and Silverado; Chrysler’s Sebring, Avenger, Compass and Patriot; GMC’s Acadia; Nissan’s Altima, Centra and Versa; and Saturn’s Outlook and Vue.

Sales from Autoliv’s companies in Japan increased by 16% to $153 million despite negative currency effects of 1%. Organic growth of 17% compares favorably with the 1% decline in Japanese vehicle production. Organic growth was recorded in all product lines and was particularly strong in seatbelts due to new business with Honda. Sales of head curtain airbags rose organically by 25%, primarily due to new business and higher production of Mazda’s Axela; Mitsubishi’s Outlander; Nissan’s X-trail and Toyota’s Rav4 and MarkX.

Sales from Autoliv’s companies in the Rest of the World (RoW) rose by 19% to $184 million. Excluding currency effects of 6%, sales grew organically by 13%. Organic sales were driven by strong vehicle production in China and other Asian countries. This was primarily the result of vigorous sales of seatbelts (up 16% organically), as well as of steering wheels and safety electronics, albeit from previously low levels. The demand was particularly strong in China (up 20%), partially as a result of sales to Brilliance-Jinbei’s Junjie; Chery’s A; Citroën’s C4; Ford’s Mondeo; Mazda’s Axela, Peugeot’s 307, Saic’s R-75 and Skoda Octavia.

Earnings
Prices for raw materials remain at near record levels. Consequently, many Autoliv component suppliers continue to be squeezed between high raw material prices and the constant pricing pressure in the automotive industry. This squeeze has forced Autoliv to incur additional costs of approximately $5 million during the quarter for raw materials and financially distressed suppliers. In addition, sales are growing particularly fast for products with relatively higher component costs. As a result, gross margin in the third quarter declined to 19.4% from 19.7% for the same period 2006. Despite this margin pressure, gross profit improved by $24 million or 9% to $302 million. This improvement was due primarily to higher organic sales and currency effects.

Operating income rose by 8% or $8 million to $110 million, while operating margin was virtually unchanged at 7.1% despite 0.7 percentage points higher other operating expenses than in the same quarter 2006. These operating expenses rose by $11 million to $10 million, primarily as a result of stepped-up restructuring activities. Both Selling, General and Administrative expense (S,G&A) and Research, Development and Engineering expense (R,D&E) declined as a percentage of sales to 5.4% and 6.0%, respectively, from 5.6% and 6.7% during the same quarter 2006. At the beginning of the quarter, operating margin was expected to reach approximately 7.0%.

Income before taxes increased by 3% or $3 million to $95 million. The $8 million improvement in operating income was partially offset by $3 million higher interest expense as a result of higher market interest rates and higher average net debt, primarily due to the share repurchase program and the acquisition in January of the remaining shares in Autoliv-Mando in Korea (“the Mando Acquisition”). Additionally, costs for Other financial items rose due to factoring and negative currency effects on certain non-U.S. dollar loans.

Net income amounted to $63 million compared to $122 million for the same quarter 2006, when net income was boosted by the release of tax reserves and by other discrete tax items. Excluding this effect of $66 million, net income rose by 13% or $7 million as a result of higher income and a lower underlying effective tax rate. The effective tax rate was 31.4%, while the effective tax rate in the same quarter 2006 was a positive 38.0%. As mentioned previously, this was due to income from the release of tax reserves and other discrete tax items.

Earnings per share amounted to 81 cents compared to $1.48 reported for the third quarter 2006, a decrease of 67 cents. The third quarter 2006 included discrete tax items that had a positive impact of 80 cents per share. Excluding these items there was an improvement this year of 13 cents per share, primarily the result of 6 cents from the stock repurchase program and 5 cents from currency effects. The average number of shares outstanding decreased by 5% to 77.8 million.

Return on capital employed improved slightly to 13%, while return on equity declined to 11% from 21%. However, in the third quarter last year, return on equity was boosted by 11 percentage points by the release of tax reserves and other discrete tax items.

Cash Flow and Balance Sheet
Operations continue to generate strong cash flow.  During the quarter, operating cash flow improved to $148 million from $102 million in the third quarter 2006, and cash flow before financing to $78 million from $24 million. The strong cash flow was achieved primarily as the result of significant improvements in working capital, despite the fact that factoring decreased by $36 million during the quarter.

Capital expenditures, net of $72 million were $5 million less than depreciation and amortization and $12 million less than capital expenditures, net in the same quarter 2006.

Autoliv has a target that working capital should not exceed 10% of annual sales. During the quarter, this ratio remained at 10.1% as at the end of previous quarter but declined from 11.0% a year ago.

In relation to days sales outstanding, receivables increased slightly to 70 days from 69 days at the end of the second quarter but decreased from 83 days a year ago. Days inventory outstanding increased to 33 from 31 a quarter ago but decreased from 37  days a year ago.

During the quarter, net debt increased by $146 million to $1,138 million and gross interest-bearing debt by $171 million to $1,306 million mainly due to stock buybacks and dividends totaling $191 million. The net debt to capitalization ratio increased to 32% from 29%.

Autoliv’s policy is to maintain a net debt that is significantly below 3.0 times EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and an interest-coverage ratio significantly above 2.75 times. On September 30, these ratios were 1.6 and 9.9, respectively.

During the quarter, equity decreased by $83 million to $2,344 million or to $30.88 per share. Equity decreased by $160 million from share repurchases and by $31 million from dividends. Equity was favorably impacted by $63 million from net income, by $42 million from favorable currency effects, and by $3 million from the exercise of stock options.

Launches during the 3rd quarter 2007
•	BMW’s new Mini Clubman; Frontal airbags, side airbags, Inflatable Curtains, steering wheel, seatbelts with pretentioners and safety electronics
•	Landwind's new CV7; Frontal airbags and steering wheel
•	Honda’s new Accord; Side airbags and Inflatable curtains
•	Renault’s new Laguna; Frontal airbags, side airbags, Inflatable Curtains, steering wheel, seatbelts with pretentioners and safety electronics
•	Mercedes new C-class wagon; Side airbags, Inflatable curtains and active seatbelts with motorized pretensioners
•	Nanjing Auto’s new TF; Frontal airbags and seatbelts with pretensioners
•	Toyotas new MarkX; Inflatable curtains
•	Volkswagen’s new Tiguan; Frontal airbags, Inflatable curtains and steering wheel

First 9 months

Market Overview
During the nine-month period January - September 2007, global light vehicle production is estimated to have increased by nearly 5%, but only 2% in the Triad where Autoliv derives almost 90% of its sales.

In Europe, light vehicle production is estimated to have increased 6%, primarily due to an 18% growth in Eastern Europe. The increase in Western Europe was 2%.

In North America, light vehicle production declined by 2% due to GM, Ford and Chrysler cutting back their production by 8%.

In Japan, light vehicle production was flat for the nine-month period.

In the Rest of the World, light vehicle production is estimated to have risen by 12%.

Consolidated Sales
For the year’s first nine months, sales increased by 9% to $4,985 million, including currency translation effects of 5%. Organic sales growth of 4% were driven by strong performance in seatbelts, partially as a reflection of the introduction of active seatbelts with electric pretensioners and of the demand for seatbelts with pyrotechnic pretensioners. Sales were also affected by the booming vehicle production in emerging markets and strong demand for curtain airbags and higher market share for steering wheels and safety electronics.

Sales of airbag products increased by 7% to $3,232 million. Excluding currency effects of 4%, organic sales grew by 3% due to strong curtain airbags sales, partially offset by declines in frontal airbags.

Sales of seatbelt products increased by 13% to $1,753 million including 6% from currency effects. The 7% increase in organic sales reflects strong vehicle production in Asia Pacific and Eastern Europe, and rapidly increasing demand for pretensioners and active seatbelts.

Sales from Autoliv’s European companies increased by 11% to $2,685 million of which 8% was due to currency effects. Organic growth of 3% was less than the increase in European vehicle production due to the fact that production in Eastern Europe grew much faster than in Western Europe which has higher safety content per vehicle.

Sales from Autoliv’s North American companies increased by 1% to $1,304 million despite the 2% decline in the region’s light vehicle production. This was due to strong demand for side curtain airbags and market share gains in safety electronics.

Sales from Autoliv companies in Japan increased by 9% to $446 million despite a 3% negative currency effect. Growth in organic sales of 12% was significantly stronger than light vehicle production in Japan which stood virtually unchanged.

Sales from Autoliv companies in the Rest of the World rose by 16% to $550 million including currency effects of 5%. Growth in organic sales of 11% was driven by all product lines supported by an increase of roughly the same magnitude in light vehicle production in the region.

Earnings
Gross profit increased by 3% or $32 million to $983 million on higher sales. However, gross margin decreased to 19.7% from 20.7% as a result of higher direct cost and pricing pressure from customers.

Operating income declined by 12% or $46 million to $338 million. Of the decline, 8 percentage points were due to a $30 million increase in legal reserves (see significant events) and 4 points or $16 million to other factors, including $28 million higher S,G&A expense. Operating margin declined from 8.4% to 6.8% and to 7.4% excluding the increase in legal reserves (see table for this non-U.S. GAAP measure). Most of the latter decline was caused by lower gross margin and higher S,G&A.

Income before taxes declined by 17% or $60 million to $297 million. Of the decrease, 8 percentage points were due to the increase in legal reserves and 9 points or $30 million to other factors, including $11 million in higher net interest due to higher market interest rates and higher average net debt as a result of stock buybacks and the Mando acquisition.

Net income decreased by 35% or $105 million to $194 million. Of the decrease, 24 percentage points were due to the $71 million release of tax reserves in 2006, 7 percentage points were due to the increase in legal reserves, and 4 points or $14 million to other factors. The Mando acquisition had a favorable effect of $8 million by reducing the minority interest. The effective tax rate rose to 32.5 % from 12.3% primarily due to discrete tax items in 2006.

Earnings per share declined by $1.15 to $2.45 and to $2.71 excluding the 26 cent effect of the increase in legal reserves. Earnings per share was also negatively impacted by 46 cents from lower underlying net income and by 89 cents from the year-over-year change in discrete tax items. The stock repurchase program had a favorable effect of 11 cents and currency effects of 10 cents. The average number of shares outstanding decreased by 5% to 79.2 million.

Cash Flow and Balance Sheet
Operations generated a record-high cash flow of $549 million and of $245 million before financing compared to $403 million and $195 million during the first nine months 2006. This year’s strong cash flow was achieved despite the use of  $80 million for the Mando Acquisition and an $18 million negative impact from our net factoring position.

Capital expenditures, net amounted to $228 million while depreciation and amortization were $236 million compared to $215 million and $223 million, respectively, last year.

Despite dividends, stock buybacks and the Mando acquisition totalling $428 million, net debt has increased by only $128 million and gross interest-bearing debt by $124 million since the beginning of the year due to the strong cash flow. Net debt to capitalization increased to 32% from 29% at the beginning of the year and from 28% a year ago.

Equity decreased by $59 million due to stock repurchases of $257 million and dividends of $91 million. Equity was positively impacted by $194 million from net income, by $72 million from currency effects, $13 million from effects of stock compensation and $10 million from the adoption of FIN-48.

Headcount
Total headcount (employees plus temporary hourly workers) decreased by 300 during the quarter and the nine-month period to 41,500. The decrease was due to a reduction of more than 600 in high-cost countries.

At the end of the quarter, 49% of headcount (and 51% of permanent employees excluding temporaries) were in low-cost countries compared to 46% (and 49%, respectively) a year ago and less than 10% eight years ago, when the reallocation of production started to accelerate.

Prospects
During the fourth quarter of 2007, global light vehicle production is expected to increase by nearly 6% due to a 12% growth in the Rest of the World and 20% increase in Eastern Europe. Autoliv expects its organic sales to grow by more than 2% and the Company’s consolidated sales to increase by approximately 8% providing that the current exchange rates prevail.

During the fourth quarter, operating margin will benefit from our restructuring activities and other aggressive cost reduction programs, while the effect of higher raw material prices is expected to level off. Consequently, operating margin is expected to improve from the 8.5% recorded in the fourth quarter 2006 to exceed 9% in this year’s fourth quarter, which is a slight modification of our previous guidance of “approximately 9%”.

For the full year 2007, Autoliv also revises its guidance of an expected increase in organic sales of “at least 3%” to “close to 4%”.The Company maintains its full year guidance of an operating margin of close to 7.5% including the cost in the second quarter related to legal reserves. On a comparable basis this would imply an operating margin of  close to 8% adjusted for the increase in legal reserves in the second quarter (see below).

The effective tax rate is projected to amount to around 33% in line with what was previously communicated.

Other Significant Events

•  During the quarter, Autoliv repurchased 2,858,595 shares for $160 million at an average cost of $56.10 per share and during the first nine months 4.5 million shares for $257 million at an average cost of $56.71 per share. Under the existing authorizations, an additional 1.5 million shares can be repurchased.

•  Autoliv continues to move manufacturing from high cost countries by closing a U.S. seatbelt plant in Madisonville, Kentucky. Currently, the plant has 220 employees after having moved most of its production to Autoliv’s manufacturing facilities in Mexico.

•  Mr. Kazuhiko Sakamoto has been elected to the Autoliv Board of Directors to replace Mr. Tetsuo Sekiya, who retired at the same meeting. Mr. Sekiya recently turned 73.

•  Autoliv Korea has received the 2007 Best Labor Management Culture Award from the Korea Ministry of Labor. It was the only non-Korean company to receive this award.

•  A U.S. federal appeals court recently denied Autoliv’s petition for rehearing of a case in which one of the Company’s wholly-owned subsidiaries was ordered to pay damages to a former supplier. In early October, Autoliv deposited $36 million with the trial court towards payment of the judgment in the case. The amount has been accrued for in previous quarters.

•  In October, Autoliv acquired 41% of the shares in its 59% joint venture Autoliv Changchun Maw Hung Safety Systems for nearly $14 million. This consolidated Chinese seatbelt company, formed in 2002, will reach almost $50 million in sales this year.

·  Autoliv has installed a state-of-the-art facility in its tech center in Tsukuba, North of Tokyo, to support the continued business growth in the important Japanese market. This $13 million investment and expansion includes an advanced crash sled with “pitching capabilities” to better replicate the crash dynamics of future vehicle designs. As a result, Autoliv will be the only automotive supplier in the world offering this capability.

Dividend
The Company has declared a quarterly dividend of 39 cents per share for the fourth quarter 2007. This dividend will be paid on December 6 to shareholders of record as of November 8, 2007. The ex-date, when the stock trades without the right to the dividend, is November 6, 2007.

Next Report

Autoliv intends to publish the quarterly report for the fourth quarter on Thursday January 31, 2008.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 – Report 2007

KEY RATIOS

	Quarter July-September		First 9 months		Latest 12 months	Full year
	2007	2006	2007	2006		2006

Earnings per share 1)	$0.81	$1.48	$2.45	$3.60	$3.73	$4.88
Equity per share	30.88	29.37	30.88	29.37	30.88	30.00
Cash dividend paid per share	0.39	0.35	1.15	0.99	1.52	1.36
Operating working capital, $ in millions 2)	666	668	666	668	666	724
Capital employed, $ in millions	3,482	3,352	3,482	3,352	3,482	3,413
Net debt, $ in millions 2)	1,138	967	1,138	967	1,138	1,010
Net debt to capitalization, % 3)	32	28	32	28	32	29

Gross margin, % 4)	19.4	19.7	19.7	20.7	19.7	20.4
Operating margin, % 5)	7.1	7.2	6.8	8.4	7.2	8.4

Return on equity, %	10.6	20.6	10.8	17.0	12.4	17.1
Return on capital employed, %	12.9	12.5	13.2	15.9	13.9	16.1

Average no. of shares in millions 1)	77.8	82.1	79.2	83.0	79.7	82.5
No. of shares at period-end in millions 6)	75.9	81.2	75.9	81.2	75.9	80.1
No. of employees at period-end	35,000	35,400	35,000	35,400	35,000	35,700
Headcount at period-end	41,500	41,300	41,500	41,300	41,500	41,800
Days receivables outstanding 7)	70	83	69	74	71	70
Days inventory outstanding 8)	33	37	33	33	34	34

1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales.  5) Operating income relative to sales. 6) Excluding dilution and net of treasury shares. 7) Outstanding receivables relative to average daily sales.    8) Outstanding inventory relative to average daily sales.

Q3 – Report 2007

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Quarter July - September		First 9 months		Latest 12 months	Full year
	2007	2006	2007	2006		2006
Net sales
- Airbag products	$1,002.2	$925.8	$3,231.5	$3,030.3	$4,286.6	$4,085.4
- Seatbelt products	555.0	484.8	1,753.2	1,556.1	2,299.7	2,102.6
Total net sales	1,557.2	1,410.6	4,984.7	4,586.4	6,586.3	6,188.0

Cost of sales	(1,254.9)	(1,132.4)	(4,001.3)	(3,634.9)	(5,289.2)	(4,922.8)
Gross profit	302.3	278.2	983.4	951.5	1,297.1	1,265.2

Selling, general & administrative expenses	(84.7)	(79.3)	(270.6)	(242.8)	(353.3)	(325.5)
Research, development & engineering expenses	(93.0)	(94.6)	(314.3)	(307.8)	(404.1)	(397.6)
Amortization of intangibles	(4.9)	(3.7)	(14.5)	(11.3)	(18.3)	(15.1)
Other income (expense), net	(9.7)	1.3	(46.1)	(5.8)	(47.3)	(7.0)
Operating income	110.0	101.9	337.9	383.8	474.1	520.0

Equity in earnings of affiliates	1.4	1.5	4.7	4.6	5.3	5.2
Interest income	2.1	1.7	5.9	6.4	8.1	8.6
Interest expense	(15.2)	(12.2)	(44.7)	(33.8)	(57.8)	(46.9)
Other financial items, net	(3.3)	(1.1)	(6.8)	(3.7)	(8.6)	(5.5)
Income before income taxes	95.0	91.8	297.0	357.3	421.1	481.4

Income taxes	(29.8)	34.9	(96.5)	(43.9)	(111.5)	(58.9)
Minority interests in subsidiaries	(2.0)	(5.0)	(6.6)	(14.3)	(12.5)	(20.2)
Net income	$63.2	$121.7	$193.9	$299.1	$297.1	$402.3

Earnings per share 1)	$0.81	$1.48	$2.45	$3.60	$3.73	$4.88
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q3 – Report 2007

CONSOLIDATED BALANCE SHEETS
 (Dollars in millions)

	September 30	June 30	March 31	December 31	September 30
	2007	2007	2007	2006	2006
Assets
Cash & cash equivalents	$160.1	$136.1	$141.3	$168.1	$131.9
Receivables	1,297.3	1,296.9	1,379.7	1,206.7	1,245.3
Inventories	565.2	537.7	540.4	545.4	513.4
Other current assets	160.8	150.2	173.7	178.2	174.8
Total current assets	2,183.4	2,120.9	2,235.1	2,098.4	2,065.4

Property, plant & equipment, net	1,222.8	1,182.5	1,167.7	1,160.4	1,127.7
Investments and other non-current assets	192.8	188.6	179.0	175.7	157.7
Goodwill assets	1,585.6	1,578.9	1,570.6	1,537.1	1,532.3
Intangible assets, net	139.4	143.8	154.8	139.2	144.9
Total assets	$5,324.0	$5,214.7	$5,307.2	$5,110.8	$5,028.0

Liabilities and shareholders’ equity
Short-term debt	$330.4	$312.4	$325.9	$294.1	$118.8
Accounts payable	787.6	813.6	792.4	762.5	697.5
Other current liabilities	598.5	556.0	513.4	475.0	598.0
Total current liabilities	1,716.5	1,682.0	1,631.7	1,531.6	1,414.3

Long-term debt	975.7	822.3	953.1	887.7	982.8
Pension liability	96.6	95.7	92.2	93.8	58.9
Other non-current liabilities	132.4	133.4	137.1	109.7	110.1
Minority interests in subsidiaries	59.3	55.1	55.5	85.1	77.1
Shareholders’ equity	2,343.5	2,426.2	2,437.6	2,402.9	2,384.8
Total liabilities and shareholders’ equity	$5,324.0	$5,214.7	$5,307.2	$5,110.8	$5,028.0

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter July - September		First 9 months		Latest 12 months	Full year
	2007	2006	2007	2006		2006

Net income	$63.2	$121.7	$193.9	$299.1	$297.1	$402.3
Depreciation and amortization	77.4	74.1	236.3	222.8	316.1	302.6
Deferred taxes and other	(6.4)	(2.8)	11.8	(2.0)	25.3	11.5
Changes in operating assets and liabilities	13.9	(91.0)	107.2	(117.2)	67.8	(156.6)
Net cash provided by operating activities	148.1	102.0	549.2	402.7	706.3	559.8

Capital expenditures, net	(72.2)	(84.1)	(227.8)	(214.8)	(307.9)	(294.9)
Acquisitions of businesses and other, net	1.8	6.4	(76.3)	6.8	(76.6)	6.5
Net cash used in investing activities	(70.4)	(77.7)	(304.1)	(208.0)	(384.5)	(288.4)

Net cash before financing 1)	77.7	24.3	245.1	194.7	321.8	271.4

Net increase (decrease) in short-term debt	14.9	30.3	23.7	(318.6)	22.2	(320.1)
Issuance of long-term debt	174.7	28.5	248.4	323.7	293.8	369.1
Repayments and other changes in long-term debt	(56.0)	–	(193.7)	(158.5)	(193.7)	(158.5)
Dividends paid	(30.6)	(28.7)	(91.2)	(82.1)	(121.2)	(112.1)
Shares repurchased	(160.4)	(52.4)	(257.0)	(155.1)	(323.4)	(221.5)
Stock options exercised	0.9	0.6	8.5	6.1	10.1	7.7
Other, net	(2.8)	(3.1)	(1.3)	(3.4)	(0.7)	(2.8)
Effect of exchange rate changes on cash	5.6	6.6	9.5	29.2	19.3	39.0
Increase (decrease) in cash and cash equivalents	24.0	6.1	(8.0)	(164.0)	28.2	(127.8)

Cash and cash equivalents at period-start	136.1	125.8	168.1	295.9	131.9	295.9
Cash and cash equivalents at period-end	$160.1	$131.9	$160.1	$131.9	$160.1	$168.1
1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 – Report 2007

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(Dollars in millions, except per share data)

OPERATING WORKING CAPITAL

	September 30	June 30	March 31	December 31	September 30
	2007	2007	2007	2006	2006

Total current assets	$2,183.4	$2,120.9	$2,235.1	$2,098.4	$2,065.4
Total current liabilities	(1,716.5)	(1,682.0)	(1,631.7)	(1,531.6)	(1,414.3)
Working capital	466.9	438.9	603.4	566.8	651.1
Cash and cash equivalents	(160.1)	(136.1)	(141.3)	(168.1)	(131.9)
Short-term debt	330.4	312.4	325.9	294.1	118.8
Derivative asset and liability, current	(1.5)	0.1	(0.3)	1.2	0.1
Dividends payable	29.8	33.6	31.2	29.6	30.1
Operating working capital	$665.5	$648.9	$818.9	$723.6	$668.2

NET DEBT

	September 30	June 30	March 31	December 31	September 30
	2007	2007	2007	2006	2006

Short-term debt	$330.4	$312.4	$325.9	$294.1	$118.8
Long-term debt	975.7	822.3	953.1	887.7	982.8
Total debt	1,306.1	1,134.7	1,279.0	1,181.8	1,101.6
Cash and cash equivalents	(160.1)	(136.1)	(141.3)	(168.1)	(131.9)
Debt-related derivatives	(7.9)	(6.6)	(5.0)	(3.3)	(2.8)
Net debt	$1,138.1	$992.0	$1,132.7	$1,010.4	$966.9

IMPACT OF LEGAL RESERVE INCREASE

	Quarter July - September			First 9 months
	Non-U.S. GAAP Excl. increase	Increase Amount	Reported U.S. GAAP	Non-U.S. GAAP Excl. increase	Increase Amount 1)	Reported U.S. GAAP

Operating income	$110.0	–	$110.0	$368.3	$(30.4)	$337.9
Operating margin, % 2)	7.1	–	7.1	7.4	(0.6)	6.8
Income before taxes	95.0	–	95.0	327.4	(30.4)	297.0
Net income	63.2	–	63.2	214.3	(20.4)	193.9
Operating working capital	666	–	666	686	(20)	666
Capital employed	3,482	–	3,482	3,502	(20)	3,482
Return on capital employed, %	12.9	–	12.9	14.3	(1.1)	13.2
Return on equity, %	10.6	–	10.6	11.8	(1.0)	10.8
Earnings per share 3)	0.81	–	0.81	2.71	(0.26)	2.45
Equity per share	30.88	–	30.88	31.14	(0.26)	30.88

1) Increase in legal reserves based on the estimated costs for a judgment rendered by the U.S. Federal Circuit Court on July 11, 2007, consequently this event effected Q2 but not Q3. 2) Operating income relative to sales. 3) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q3 – Report 2007

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

Quarter July - September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	4.6	33.2	1.9	7.5	17.0	22.4	13.1	20.3	5.9	83.4
Currency effects	7.8	56.0	0.0	0.2	(1.4)	(1.7)	5.6	8.7	4.5	63.2
Acquisitions/divestitures	–	–	–	–	–	–	–	–	–	–
Reported change	12.4	89.2	1.9	7.7	15.6	20.7	18.7	29.0	10.4	146.6

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

9 months January - September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	3.1	74.1	1.4	17.8	11.5	47.1	11.1	52.5	4.2	191.5
Currency effects	8.1	196.2	0.0	(0.4)	(3.0)	(12.2)	4.9	23.2	4.5	206.8
Acquisitions/divestitures	–	–	–	–	–	–	–	–	–	–
Reported change	11.2	270.3	1.4	17.4	8.5	34.9	16.0	75.7	8.7	398.3